FOR IMMEDIATE RELEASE

Waste Management Announces Second Quarter Earnings

Continued Strong Earnings Growth Driven by Revenue Expansion and Cost Control

Company Increases Full-Year 2016 Cash Flow and EPS Guidance

HOUSTON — July 27, 2016— Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended June 30, 2016. Revenues for the second quarter of 2016 were $3.43 billion compared with $3.32 billion for the same 2015 period. Net income for the quarter was $287 million, or $0.64 per diluted share, compared with net income of $274 million, or $0.60 per diluted share, for the second quarter of 2015.(a) On an as-adjusted basis, excluding certain items, net income was $329 million, or $0.74 per diluted share, in the second quarter of 2016 compared with $306 million, or $0.67 per diluted share, in the second quarter of 2015.(b)

The Company’s as-adjusted second quarter 2016 results exclude $0.10 per diluted share of non-cash charges related to the write-down of investments in waste diversion technology companies to their fair value.

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “Our second quarter results mirrored the strong first quarter trends, as we again exceeded our revenue, earnings, and margin targets. In the second quarter, our revenue continued to see benefits from core price, volumes, and acquisitions. Core price was 4.9% and traditional solid waste volumes were positive 0.8%. Importantly, our commercial collection volumes turned positive for the first time since 2005. We also continued to make progress in our cost programs, as operating costs as a percent of revenue improved 300 basis points, or 140 basis points on an as-adjusted basis. The combined revenue growth and cost improvement led to strong growth in operating EBITDA, which increased $127 million, to $951 million.”(c)(d)

KEY HIGHLIGHTS FOR THE SECOND QUARTER 2016

●

Overall revenue increased by 3.3%, or $110 million. The revenue increase was driven by positive yield and volume in the Company’s collection and disposal business of $98 million. Acquisitions, net of divestitures, also contributed $52 million of revenue growth to the current quarter. These increases were partially offset by $24 million in lower fuel surcharge revenue, $10 million in foreign currency fluctuations, and $5 million in lower recycling revenues.

●	Core price, which consists of price increases net of rollbacks and fees, other than the Company’s fuel surcharge, was 4.9%, up from 4.1% in the second quarter of 2015.(c)
●	Internal revenue growth from yield for collection and disposal operations was 2.6%, up 90 basis points from the second quarter of 2015.
●

Traditional solid waste business internal revenue growth from volume was positive 0.8% in the second quarter of 2016. Total Company internal revenue growth from volume was 0.4% in the second quarter, with lower recycling volumes accounting for the 40 basis point difference.

EXHIBIT 99.1

FOR MORE INFORMATION

Waste Management

Web site

www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Toni Beck

713.394.5093

tbeck3@wm.com

●

Average recycling commodity prices increased 2.3% in the second quarter of 2016 from the prior year period. Recycling volumes declined 2.9% in the second quarter. Results in the Company’s recycling line of business improved by more than $0.01 per diluted share when compared to the prior year period.

●

As a percent of revenue, operating expenses were 62.2% in the second quarter of 2016, as compared to 65.2% in the second quarter of 2015, an improvement of 300 basis points. After adjusting the second quarter of 2015 for pension charges, operating expenses improved 140 basis points.(b)

●

As a percent of revenue, SG&A expenses were 9.9% in the second quarter of 2016, compared to 9.7% in the second quarter of 2015. Incentive compensation accruals from the Company’s stock-based plans account for the slight increase.

●

Net cash provided by operating activities was $748 million, compared to $816 million in the second quarter of 2015. Growth in earnings from the Company’s core operations drove a year-over-year increase in operating EBITDA of $127 million, or $76 million on an as-adjusted basis.(b)(d) Net cash provided by operating activities declined year over year because of the impact of timing differences in cash tax payments and working capital changes.

●

Capital expenditures for the quarter were $312 million, an increase of $16 million compared to 2015. The Company now expects full-year capital expenditures to be between $1.4 and $1.45 billion, of which about $100 million relates to one-time capital expenditure items.

●	The Company had $11 million of proceeds from the sale of assets and businesses in the quarter, $48 million less than in the second quarter of 2015.
●	Free cash flow was $447 million in the second quarter of 2016.(b) The Company now expects its full-year free cash flow to be between $1.6 and $1.7 billion.
●	The Company returned $431 million to shareholders during the second quarter, paying $181 million in dividends and repurchasing $250 million of its common stock.
●

The effective tax rate was 37.6%. Adjusting for the items excluded from the Company’s as-reported results, the tax rate was 34.7%. The Company still expects its full year as-adjusted tax rate to be approximately 35%.(b)

Steiner continued, “All of our employees worked hard to deliver strong results by focusing on disciplined pricing, improved customer service, targeted sales growth and cost management. These efforts have driven yield, volume, and cost performance in the first half of 2016 to exceed our plan and position us to increase our adjusted earnings per diluted share guidance to between $2.83 and $2.86 for the full year, a $0.09 to $0.12 increase from the low end of our previous guidance. More importantly, we have raised our free cash flow guidance for 2016 to between $1.6 and $1.7 billion, a $100 to $200 million increase from the low end of our previous guidance.”(b)

Steiner concluded, “With solid momentum in our business, and the continued strong performance of our teams, we expect that our earnings will continue to show improvement in 2016 and beyond, and those earnings will continue to drive solid cash flow that we can deploy to benefit our shareholders.”

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line items “Net income attributable to Waste Management, Inc.”.
(b)	This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share, operating expenses, operating EBITDA, and tax rate have been presented in certain instances excluding items identified in the reconciliations provided.

The Company’s projected full year 2016 earnings per diluted share and full year expected adjusted tax rate are not based on GAAP calculations and are anticipated to be adjusted to exclude the effects of events or circumstances in 2016 that are not representative or indicative of the Company’s results of operations, including the items excluded from our as-adjusted second quarter results. Projected GAAP earnings per diluted share and effective tax rate for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share or expected tax rate to a GAAP projection.

The Company also discusses free cash flow and provides a projection of free cash flow. Free cash flow is a non-GAAP measure. The company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

●	Net cash provided by operating activities

●	Less, capital expenditures

●	Plus, proceeds from divestitures of businesses (net of cash divested) and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share and expected tax rate. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(c)	Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

(d)	Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly titled measures reported by other companies.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the second quarter 2016 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 43986112 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Wednesday, July 27, 2016 through 5:00 PM (Eastern) on Wednesday, August 11, 2016. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 43986112.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding 2016 earnings per diluted share; 2016 free cash flow; 2016 capital expenditures, 2016 adjusted tax rate; future earnings improvement and cash flow; and future volume trends and improvements. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

###

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended June 30,
	2016	2015

Operating revenues	$3,425	$3,315

Costs and expenses:
Operating	2,130	2,163
Selling, general and administrative	340	322
Depreciation and amortization	340	322
Restructuring	2	4
Expense from divestitures, asset impairments and unusual items	2	2

	2,814	2,813

Income from operations	611	502

Other income (expense):
Interest expense, net	(93)	(95)
Loss on early extinguishment of debt	(3)	(2)
Equity in net losses of unconsolidated entities	(16)	(15)
Other, net	(40)	(1)

	(152)	(113)

Income before income taxes	459	389
Provision for income taxes	173	116

Consolidated net income	286	273
Less: Net income (loss) attributable to noncontrolling interests	(1)	(1)

Net income attributable to Waste Management, Inc.	$287	$274

Basic earnings per common share	$0.65	$0.60

Diluted earnings per common share	$0.64	$0.60

Basic common shares outstanding	444.0	455.5

Diluted common shares outstanding	446.7	458.0

Cash dividends declared per common share	$0.41	$0.385

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended June 30,
	2016	2015

EPS Calculation:

Net income attributable to Waste Management, Inc.	$287	$274

Number of common shares outstanding at end of period	441.7	451.8
Effect of using weighted average common shares outstanding	2.3	3.7

Weighted average basic common shares outstanding	444.0	455.5
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.7	2.5

Weighted average diluted common shares outstanding	446.7	458.0

Basic earnings per common share	$0.65	$0.60

Diluted earnings per common share	$0.64	$0.60

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Six Months Ended June 30,
	2016	2015

Operating revenues	$6,601	$6,355

Costs and expenses:
Operating	4,123	4,109
Selling, general and administrative	702	670
Depreciation and amortization	652	614
Restructuring	4	5
Expense from divestitures, asset impairments and unusual items	1	15

	5,482	5,413

Income from operations	1,119	942

Other income (expense):
Interest expense, net	(188)	(199)
Loss on early extinguishment of debt	(4)	(552)
Equity in net losses of unconsolidated entities	(23)	(23)
Other, net	(49)	(1)

	(264)	(775)

Income before income taxes	855	167
Provision for income taxes	313	25

Consolidated net income	542	142
Less: Net income (loss) attributable to noncontrolling interests	(3)	(3)

Net income attributable to Waste Management, Inc.	$545	$145

Basic earnings per common share	$1.22	$0.32

Diluted earnings per common share	$1.22	$0.32

Basic common shares outstanding	445.0	457.0

Diluted common shares outstanding	447.5	459.6

Cash dividends declared per common share	$0.82	$0.77

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Six Months Ended June 30,
	2016	2015

EPS Calculation:

Net income attributable to Waste Management, Inc.	$545	$145

Number of common shares outstanding at end of period	441.7	451.8
Effect of using weighted average common shares outstanding	3.3	5.2

Weighted average basic common shares outstanding	445.0	457.0
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.5	2.6

Weighted average diluted common shares outstanding	447.5	459.6

Basic earnings per common share	$1.22	$0.32

Diluted earnings per common share	$1.22	$0.32

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$39	$39
Receivables, net	2,023	2,094
Other	214	212

Total current assets	2,276	2,345

Property and equipment, net	10,841	10,665
Goodwill	6,230	5,984
Other intangible assets, net	632	477
Other assets	773	896

Total assets	$20,752	$20,367

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,192	$2,257
Current portion of long-term debt	614	253

Total current liabilities	2,806	2,510

Long-term debt, less current portion	8,916	8,676
Other liabilities	3,802	3,814

Total liabilities	15,524	15,000

Equity:
Waste Management, Inc. stockholders’ equity	5,208	5,345
Noncontrolling interests	20	22

Total equity	5,228	5,367

Total liabilities and equity	$20,752	$20,367

Note: Prior year information has been reclassified to conform to 2016 presentation.

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Six Months Ended June 30,
	2016	2015

Cash flows from operating activities:
Consolidated net income	$542	$142
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	652	614
Loss on early extinguishment of debt	4	552
Other	145	73
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	111	(66)

Net cash provided by operating activities	1,454	1,315

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(572)	(454)
Capital expenditures	(629)	(529)
Proceeds from divestitures of businesses and other assets (net of cash divested)	24	78
Net receipts from restricted trust and escrow accounts, and other	(9)	26

Net cash used in investing activities	(1,186)	(879)

Cash flows from financing activities:
New borrowings	2,094	1,866
Debt repayments	(1,517)	(2,181)
Premiums paid on early extinguishment of debt	(2)	(555)
Common stock repurchases	(500)	(300)
Cash dividends	(364)	(351)
Exercise of common stock options	44	47
Other, net	(24)	5

Net cash used in financing activities	(269)	(1,469)

Effect of exchange rate changes on cash and cash equivalents	1	(1)

Decrease in cash and cash equivalents	—	(1,034)
Cash and cash equivalents at beginning of period	39	1,307

Cash and cash equivalents at end of period	$39	$273

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	June 30, 2016	March 31, 2016	June 30, 2015
Operating Revenues by Lines of Business

Collection
Commercial	$865	$846	$837
Residential	622	610	631
Industrial	613	561	582
Other	111	96	91

Total Collection	2,211	2,113	2,141
Landfill	792	707	758
Transfer	391	346	362
Recycling	290	268	299
Other	407	348	374
Intercompany (a)	(666)	(606)	(619)

Operating revenues	$3,425	$3,176	$3,315

	Quarters Ended
	June 30, 2016		June 30, 2015
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$56	1.7%	$(36)	-1.1%
Volume	12	0.4%	(44)	-1.3%

Internal revenue growth	68	2.1%	(80)	-2.4%
Acquisition	64	1.9%	54	1.6%
Divestitures	(12)	-0.4%	(193)	*
Foreign currency translation	(10)	-0.3%	(27)	-0.8%

	$110	3.3%	$(246)	-6.9%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection and disposal	$77	2.6%	$49	1.7%
Recycling commodities	3	1.1%	(40)	-11.6%
Fuel surcharges and mandated fees	(24)	-17.8%	(45)	-25.0%

Total	$56	1.7%	$(36)	-1.1%

	Quarters Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$748	$816	$1,454	$1,315
Capital expenditures	(312)	(296)	(629)	(529)
Proceeds from divestitures of businesses and other assets (net of cash divested)	11	59	24	78

Free cash flow	$447	$579	$849	$864

*	Percentage change does not provide a meaningful comparison.
(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	June 30, 2016	March 31, 2016	June 30, 2015
Balance Sheet Data

Cash and cash equivalents	$39	$104	$273

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,530	$9,596	$9,053
Total equity	5,228	$5,310	5,407

Total capital	$14,758	$14,906	$14,460

Debt-to-total capital	64.6%	64.4%	62.6%

Capitalized interest	$3	$2	$4

Acquisition Summary (a)

Gross annualized revenue acquired	$21	$155	$9

Total consideration	$37	$532	$13

Cash paid for acquisitions	$35	$537	$9

Other Operational Data

Internalization of waste, based on disposal costs	65.6%	64.8%	66.4%

Total landfill disposal volumes (tons in millions)	26.7	23.6	25.4

Active landfills	248	248	254

Sites accepting waste at the end of each period presented	233	233	239

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$96.7	$83.6	$90.2
Asset retirement costs	18.4	14.8	20.8

Total landfill amortization expense (b) (c)	115.1	98.4	111.0
Accretion and other related expense	19.2	18.8	19.0

Landfill amortization, accretion and other related expense	$134.3	$117.2	$130.0

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended June 30, 2016 as compared to the quarter ended March 31, 2016 reflects an increase in amortization expense of approximately $16.7 million, due to an increase in volumes primarily due to seasonality.
(c)	The quarter ended June 30, 2016 as compared to the quarter ended June 30, 2015 reflects an increase in amortization expense of of approximately $4.1 million primarily due to volume.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended June 30, 2016
	After-Tax Amount	Per Share Amount
Adjusted Net Income and Earnings Per Diluted Share
Net income and diluted EPS, as reported	$287	$0.64

Adjustments to net income and diluted EPS:
Expense from divestitures, asset and investment impairments and unusual items and restructuring charges (a)	42	0.10

Adjusted net income and diluted EPS	$329	$0.74	(b)

	Quarter Ended June 30, 2015
	After-Tax Amount	Per Share Amount
Adjusted Net Income and Earnings Per Diluted Share
Net income and diluted EPS, as reported	$274	$0.60

Adjustments to net income and diluted EPS:
Charges associated with the withdrawal from Central States Pension Plan and Local 945 Pension Fund recorded in operating expenses	32	0.07

Adjusted net income and diluted EPS	$306	$0.67	(b)

	Quarter Ended June 30, 2016
	Pre-tax Income	Tax Expense	Effective Tax Rate (c)
Adjusted Tax Expense Reconciliation and Effective Tax Rate
As reported amounts	$459	$173	37.6%

Adjustments:
Expense from divestitures, asset and investment impairments and unusual items and restructuring charges (a)	45	3

As adjusted amounts	$504	$176	34.7%

(a)	Includes net charges reflected in: i) the “Other, net” financial caption of approximately $40 million after-tax related to the write-down of investments in waste diversion technology companies to their fair value; ii) the “Restructuring” financial caption; and iii) the “Expense from Divestitures, Asset Impairments and Unusual Items” financial caption.
(b)	Second quarter 2016 as-adjusted earnings per diluted share increased $0.07, or 10.4%, as compared with adjusted results for the same period prior year.
(c)	The Company calculates its effective tax rate based on actual dollars. Rounding differences occurred when the effective tax rate was calculated using Pre-tax Income and Tax Expense amounts included in the table above, as these items have been rounded in millions.

(9)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended June 30, 2016
	Amount	As a % of Revenues
Adjusted Income from Operations and Adjusted Income from Operations as a Percent of Revenues

Operating revenues, as reported	$3,425

Income from operations, as reported	611
Adjustments to income from operations:
Expense from divestitures, asset impairments and unusual items and restructuring charges	4

Adjusted income from operations	$615	18.0	% (a)

	Quarter Ended June 30, 2015
	Amount	As a % of Revenues
Adjusted Income from Operations and Adjusted Income from Operations as a Percent of Revenues

Operating revenues, as reported	$3,315

Income from operations, as reported	502
Adjustments to income from operations:
Charges associated with the withdrawal from Central States Pension Plan and Local 945 Pension Fund recorded in operating expenses	55

Adjusted income from operations	$557	16.8	% (a)

(a)	Adjusted income from operations grew $58 million, or 120 basis points as a percent of revenues, as compared with adjusted results for the same period prior year.

(10)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended June 30, 2016
	Amount		As a % of Revenues
Adjusted Operating EBITDA and Adjusted Operating EBITDA as a Percent of Revenues

Operating revenues, as reported	$3,425

Income from operations, as reported	611
Depreciation and amortization	340

Operating EBITDA	951	(a)	27.8	% (a)
Adjustments to income from operations:
Expenses from divestitures, asset impairments and unusual items and restructuring charges	4

Adjusted operating EBITDA	$955	(b)	27.9	% (b)

	Quarter Ended June 30, 2015
	Amount		As a % of Revenues
Adjusted Operating EBITDA and Adjusted Operating EBITDA as a Percent of Revenues

Operating revenues, as reported	$3,315

Income from operations, as reported	502
Depreciation and amortization	322

Operating EBITDA	824	(a)	24.9	% (a)
Adjustments to income from operations:
Charges associated with the withdrawal from Central States Pension Plan and Local 945 Pension Fund recorded in operating expenses	55

Adjusted operating EBITDA	$879	(b)	26.5	% (b)

(a)	As reported operating EBITDA increased $127 million, or 290 basis points as a percent of revenues, as compared with the same period prior year.
(b)	Adjusted operating EBITDA increased $76 million, or 140 basis points as a percent of revenues, as compared with adjusted results for the same period prior year.

(11)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarters Ended June 30,
	2016	2015
Adjusted Operating Expenses and Adjusted Operating Expenses as a Percent of Revenues
As reported:
Operating revenues	$3,425	$3,315
Operating expenses	$2,130	$2,163

Adjustment to operating expenses:
Charges associated with the withdrawal from Central States Pension Plan and Local 945 Pension Fund	$—	$(55)

Adjusted operating expenses (a)	$2,130	$2,108

Adjusted operating expenses as a percent of revenues (a)	62.2%	63.6%

2016 Projected Free Cash Flow Reconciliation (b)

	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,950	$3,100
Capital expenditures	(1,400)	(1,450)
Proceeds from divestitures of businesses and other assets (net of cash divested)	50	50

Free Cash Flow	$1,600	$1,700

(a)	Operating expenses increased $22 million on a dollar basis, but improved 140 basis points as compared with the adjusted operating expenses as a percent of revenues in the second quarter of 2015.
(b)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2016. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(12)